EXHIBIT 99.1

                                  Press release

The Company has released the findings contained in the Final Report for the Phase I: Development of Immunological Test for Early Detection of Canine Cancers from The University of Texas Health Science Center at San Antonio (UTHSCSA) research team (full report may be viewed with the Company's recent filing at www.sec.gov) as well as preliminary results from its third party validation study. The results were favorable for detecting p65 in a variety of cancer types using the assay, indicating a significantly higher level of p65 in the blood of canines diagnosed with cancer than in the blood of normal dogs. According to the report "our findings indicate that a diagnostic assay for p65 content in the dog appears valuable and possible" and "based on these studies, the p65 marker may be used as a potential tumor marker if further studies conducted in independent laboratory will confirm our findings." In order to confirm the findings, the Company entered into an agreement with an independent firm for the purpose of replicating the results obtained at the university in order to provide third party validation as well as demonstrate the level of difficulty with the transfer of technology from a university environment to a commercial one. Phase I of the agreement included both observation of the experiment conducted by the UTHSCSA research team as well as performing the experiment in parallel with the research team on-site at UTHSCSA followed by conducting the experiments at an independent laboratory. The UTHSCSA research team was unable to replicate the results originally obtained as set forth in the final report during the on-site experiments. Similarly, the independent firm was unable to replicate the results in an independent laboratory. The Company requested that the UTHSCSA research team conduct a comprehensive review of the assay to identify the variables that may have contributed to the outcome and that analysis is presently underway. Further, the research team has requested the assistance of the San Antonio Cancer Institute Antibody Core facility to evaluate and redevelop the assay.

David Kittrell, President of the Company said "The results set forth in the final report from UTHSCSA are extremely encouraging. While we are disappointed by the inability to replicate the results achieved at UTHSCSA in our initial third party validation, we remain optimistic that by working together with our research team and with SACI Antibody Core facility, we can identify the issues with the technology transfer and successfully complete the third party validation."